UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8—K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Act of 1934

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Date of report (date of earliest event reported):  October 30, 2007

UNIVERSAL GUARDIAN HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-24755 (Commission File Number)	33-0379106 (I.R.S. Employer Identification No.)

4695 MacArthur Court
Suite 300
Newport Beach, California 92660
(949) 861-8295
 (Address of principal executive offices) (Zip Code)
(Registrant's telephone number, including area code:)

N/A
(Former name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Universal Guardian Holdings, Inc. (“we”, “our company” or “Universal Holdings”) files this report on Form 8-K to report the following transactions or events:

Section 1 — Registrant’s Business and Operations

Item 1.01.

Entry into a Material Definitive Agreement

On October 30, 2007, our ISR Systems Corporation subsidiary (“ISR”) entered into an Asset Purchase Agreement pursuant to which ISR will sell its business assets to Tagistics Corporation.  The consideration to be received by ISR in exchange for the sale of the assets consists of the following:  (1) $1,000,000 to be paid partially in cash with the balance in the form of a secured promissory note; (2) an assumption of liabilities under executory contracts; (4) a release of liabilities ISR owes former officers, employees, vendors and consultants; (5) the issuance to ISR of five percent (5%) of the outstanding issued common stock of Tagistics Corporation; and (6) hosting services that Tagistics Corporation will provide Universal Holdings and its subsidiaries for a period of eighteen month commencing on the closing date.  The Asset Purchase Agreement grants Tagistics Corporation a five year right to redeem all of the shares of common stock issued to ISR at closing for $5,000,000 in cash.  The transaction is scheduled to close on or about November 20, 2007.

Tagistics Corporation is a Florida corporation whose CEO, Mr. Herbert Goertz, was the former president of ISR.  Several former ISR employees and consultants are also expected to be associated with Tagistics Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated at Newport Beach, California, this 6th day of November, 2007.

UNIVERSAL GUARDIAN HOLDINGS, INC., a Delaware corporation
By:	/s/ Kevin A. Westcott
Kevin A. Westcott President and Chief Operating Officer (principal executive officer)